Exhibit 19.1

INSIDER TRADING POLICY

DIRTT ENVIRONMENTAL SOLUTIONS LTD. 2021 11 01

IN ORDER TO TAKE AN ACTIVE ROLE IN THE PREVENTION OF INSIDER TRADING VIOLATIONS BY OFFICERS, DIRECTORS, EMPLOYEES AND OTHER RELATED INDIVIDUALS OF DIRTT ENVIRONMENTAL SOLUTIONS LTD. (THE “COMPANY”) AND ITS SUBSIDIARIES, THE COMPANY HAS ADOPTED THIS INSIDER TRADING POLICY (THE “POLICY”).

STATEMENT OF INTENT

The Company opposes the misuse of material nonpublic information in the trading of securities. This Policy implements procedures designed to prevent trading based on material nonpublic information regarding the Company, including any of its subsidiaries.

COVERED PARTIES

The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company or its subsidiaries, as well as their immediate families, and members of their households (“Insider(s)”). Certain additional provisions apply specifically to members of the Pre-Clearance Group (as defined under the heading “The Company’s Trading Window”).

COVERED TRANSACTIONS

This Policy applies to all transactions in the Company’s securities, including common shares, options for common shares and any other securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as to derivative securities relating to the Company’s shares, whether or not issued by the Company.

PROHIBITED TRANSACTIONS

No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that the Insider possesses material nonpublic information concerning the Company or its subsidiaries, and ending at the beginning of the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

No Insider shall disclose (“tip”) material nonpublic information about the Company or its subsidiaries to any other person where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

Exhibit 19.1

No Insider shall engage in any transaction involving the purchase or sale of another company’s securities while in possession of material nonpublic information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information.

No Insider shall (i) make any “short sales” of any securities of the Company, (ii) engage in transactions involving Company-based derivative securities, or (iii) otherwise engage in any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common shares or other securities, including through prepaid variable forward contracts and exchange funds.

“Short sales” are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale.

“Derivative securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common shares. This prohibition includes, but is not limited to, trading in Company-based option contracts, transacting in variable forward contracts, equity swaps, straddles or collars, hedging, and writing puts or calls.

Nevertheless, your holding and exercising options, deferred share units, performance share units, restricted stock units or other derivative securities granted under an equity-based compensation or incentive plan of the Company are not prohibited by this Policy.

PROBLEMATIC TRANSACTIONS

While employees are not prohibited by law from using Company securities as collateral for loans or in margin accounts, the Company discourages employees from such activity because, among other problems, these types of transactions (i) may result in transactions in Company securities occurring outside the Open Window (defined below). Limit orders with brokers should not extend beyond any Open Window and be cancellable upon an imposition of a black-out period. Employees interested in trading outside of the Open Window should look into adopting a 10b5-1 trading plan, as described below. Exercising stock options issued pursuant to the Company’s long term incentive plan, as otherwise permitted under this Policy, are not considered problematic.

THE COMPANY’S TRADING WINDOW

The Company has determined that all officers, directors, and those other persons identified on Attachment 1 (as may be amended from time to time by the Compliance Officer) (together “Pre-Clearance Group”), shall be prohibited from buying, selling or otherwise effecting transactions in any shares or other securities of the Company or derivative securities thereof EXCEPT during the following trading window:

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Beginning at the open of market on the third trading day following the date of public disclosure of the Company’s financial results for a preceding calendar quarter or year and ending at the close of market on the 21st day of the third calendar month of the current calendar quarter (the “Open Window”).

In addition, the Company, through the Compliance Officer, may authorize longer or additional trading windows in which buying, selling or otherwise effecting transactions in the Company’s securities shall be permitted pursuant to this Policy as if it were the “Open Window.” Similarly, the

Exhibit 19.1

Company, through the Compliance Officer, may impose special black-out periods during which certain persons will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof, even though the trading window would otherwise be open. If a special blackout period is imposed, the Company will notify affected individuals, who should thereafter not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading.

Even during the Open Window, any person possessing material nonpublic information should not engage in any transactions in the Company’s securities until the beginning of the third trading day following the date of public disclosure of such information, whether or not the Company has recommended a suspension of trading to that person.

PRE-CLEARANCE OF TRADES BY MEMBERS OF THE PRE-CLEARANCE GROUP

All members of the Pre-Clearance Group must refrain from trading in the Company’s securities, even during the Open Window, without first:

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in the case of executive officers and directors, by contacting the Company’s Compliance Officer (defined below) and obtaining pre-clearance to commence trading in the Company’s securities; and
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in the case of all other members of the Pre-Clearance Group, either (i) by confirming through such person’s online ShareWorks account that such person is not subject to a blackout period; or (i) by contacting the Company’s Compliance Officer and obtaining pre-clearance to commence trading in the Company’s securities.

In addition, all executive officers and directors are required to comply with Section 16 of the Securities and Exchange Act of 1934, and related rules and regulations which set forth reporting obligations as well as limitations on “short swing” transactions. The Company is available to assist in filing Section 16 reporting, however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning compliance to the Compliance Officer.

ADOPTION AND AFFECT OF QUALIFIED TRADING PLANS

The Company permits all directors, officers and other employees to adopt “Qualified Trading Plans” that (i) conform to all of the requirements of Rule 10b5-1(c) as currently adopted or amended by the SEC and any other restrictions applicable to your trading of Company shares (e.g., Rule 144) and (ii) qualify as an “automatic securities purchase plan or other similar automatic plan” under applicable Canadian securities laws and exchange rules. The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to an approved Qualified Trading Plan, unless otherwise required by applicable law. More information concerning trading plans is available from the Compliance Officer.

EXEMPTIONS FROM THIS POLICY

The exercise of stock options under the Company’s long term incentive plan with a cash payment of the exercise price is exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement. This exemption does not apply to the sale of any shares issued upon such exercise and it does not apply to a cashless exercise of options, which is accomplished by a sale of a portion of the shares issued upon exercise of an option. In addition, bona fide gifts of the securities of the Company are exempt from this Policy.

CONSEQUENCES FOR VIOLATION

The exercise of stock options under the Company’s long term incentive plan with a cash payment of the exercise price is exempt Employees who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s long term incentive plans or termination of employment.

Pursuant to applicable securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company or its subsidiaries. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.

For the purposes of this Policy, “applicable securities laws” refer to (a) the Securities Act (Alberta) and the equivalent thereof in each province and territory of Canada in which the Company is a “reporting issuer” or equivalent thereof, together with the regulations, rules and blanket orders of the securities commission or similar regulatory authority in each of those jurisdictions; (b) the United States Securities Act of 1933 (the “U.S. Securities Act”), the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and any rules or regulations thereunder; and (c) the rules of each of the Toronto Stock Exchange and The

Nasdaq Stock Market LLC, to the extent that any securities of the Company are listed on those exchanges.

INDIVIDUAL RESPONSIBILITY

Every officer, director and other employee, consultant and contractor has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

COMPLIANCE OFFICER

The Company’s General Counsel shall serve as the Insider Trading Compliance Officer (the “Compliance Officer”). The duties of the Compliance Officer shall include, but not be limited to, the following:

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Pre-clearing transactions as required under this Policy.
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Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons and SEDI reporting for reporting insiders in Canada.
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Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 reporting persons under Section 16 of the Exchange Act.
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Periodically reminding all Section 16 reporting persons and reporting insiders in Canada regarding their obligations to report and quarterly reminders of the dates that the trading window described above begins and ends.
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Assisting the Company in implementation of the Policy.
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Assisting with compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

The duties may be delegated by the Compliance Officer to such other individuals as the Compliance Officer deems appropriate.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material information. In general, all information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities is considered material. Under Canadian securities laws and exchange rules, “material information” includes “material facts” and “material changes” (as such terms are defined under applicable securities laws and exchange rules) and generally includes any fact, information or change relating to an issuer that would reasonably be expected to have a significant effect (either positive or negative) on the market price or value of the issuer’s securities. Under U.S. securities laws, a fact is material (and therefore material information) if there is a substantial likelihood that disclosure of the fact would be viewed by a reasonable investor as significantly altering the total mix of information made available. Either positive or negative information may be material. Questions concerning whether nonpublic information is material can be directed to the Compliance Officer.

Persons subject to trading window restrictions:

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Employees designated by the Company’s finance department to the Compliance Officer due to their receipt of monthly financial reports.
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Any other individuals designated from time to time by the Compliance Officer or their designee.